Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-259613) on Form F-3 and (No. 333-246197) on Form S-8 of our reports dated April 24, 2024, with respect to the consolidated financial statements of CureVac N.V. and the effectiveness of internal control over financial reporting.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

Mannheim, Germany

April 24, 2024